UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2005 (November 2, 2005)

UICI
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (IRS Employer Identification No.)
9151 Grapevine Highway, North Richland Hills, Texas 76180
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (817) 255-5200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As previously disclosed, on September 14, 2005, the UICI Board of Directors adopted the UICI Success Bonus Award Plan, a copy of which was filed as Exhibit 10.11 to a Current Report on Form 8-K filed on September 20, 2005.
     As previously disclosed, the Executive Compensation Committee of the Board (the “Compensation Committee”) administers the plan. Under the terms of the plan, a participant will be entitled to receive his or her award if the participant continues to be employed by UICI or any of its subsidiaries through the date of completion of any transaction resulting in a change of control of UICI (including the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated September 15, 2005, between UICI and various entities directly and indirectly owned by an investment group consisting of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners). If a participant ceases to be employee prior to the date of completion of a change-in-control transaction, he or she will not be entitled to an award, unless the Compensation Committee determines otherwise. If the Merger (or another transaction that would qualify as a change of control under the plan) is not completed before June 30, 2006, participants will not be entitled to receive awards under the plan.
     The total pool available for award to participants under the plan is estimated to be $20,264,907. In accordance with the terms of the plan, on November 1, 2005 the Compensation Committee designated participants in the plan and awarded success bonuses to be paid to such participants at the times and in the manner as prescribed by the plan. Designated participants under the plan included William J. Gedwed, Glenn W. Reed, Phillip J. Myhra, Troy A. McQuagge and William J. Truxal, who were allocated success bonuses in the amounts of $2,026,490, $2,533,113, $3,378,160, $3,378,160 and $1,126,728, respectively. The remaining portion of the pool (approximately $7,822,256) was allocated among seven additional designated participants.
     At its regular quarterly meeting held on November 2, 2005, the Board of Directors of UICI confirmed and ratified the action of the Committee.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UICI
/s/ Mark D. Hauptman
Mark D. Hauptman
Vice President and Chief Financial Officer

Date: November 7, 2005